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                                                                   EXHIBIT 23(A)

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 of the Registration Statement of ATC Environmental Inc. on Form S-2 of our report dated May 4, 1995, included in the Annual Report on Form 10-K of ATC Environmental Inc. for the year ended February 28, 1995, which is incorporated by reference in this Registration Statement, and to the use of our reports dated May 4, 1995, relating to the financial statements of ATC Environmental Inc. and Aurora Environmental Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



              [SIGNATURE]
DELOITTE & TOUCHE LLP
Omaha, Nebraska
October 10, 1995